Exhibit 5.1

São Paulo, May 20, 2013.

Ambev S.A.

Rua Dr. Renato Paes de Barros, No. 1.017, 3rd Floor

São Paulo – SP, Brazil

Ladies and Gentlemen,

We have acted as Brazilian counsel to Ambev S.A. (the “Company”), a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil (“Brazil”) in connection with the stock swap merger (incorporação de ações) of Companhia de Bebidas das Américas – Ambev, a corporation (sociedade anônima) organized under the laws of Brazil, with the Company (the “Stock Swap Merger”) and the related preparation and filing by the Company of the Registration Statement on Form F-4 (as may be amended from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration and issuance of common shares of the Company (the “Shares”) without par value.

In so acting, we have examined and relied upon originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, as we have deemed necessary or appropriate for the purposes of the opinion expressed below. In all such examinations, we have assumed, without any independent investigation or inquiry of any kind, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity and completeness of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

We have assumed that there are no other documents, agreements or other arrangements involving any party or other relevant instrument that may in any way affect the opinions expressed herein. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company.

Based upon the foregoing, and subject to each and all of the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that will be issued and outstanding upon the completion of the Stock Swap Merger as described in the Registration Statement will be duly authorized and validly issued, fully-paid and non-assessable and free of statutory preemptive rights.

We are qualified to practice law in Brazil only and therefore the opinions expressed in this letter are limited to questions arising under the laws of Brazil.

Therefore, this opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion.

This opinion is dated as of today and we also expressly disclaim any responsibility to advise with respect to any developments, modifications or circumstances of any kind occurring after the date hereof, even though such development or modification may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion letter.

We express no opinion as to any agreement, instruments or other documents other than as specified in this letter.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to any related supplemental registration statement filed pursuant to the rules applicable thereto and to the reference made to our firm under the captions “Part Seven – Additional Information for Shareholders – Enforceability of Civil Liabilities Under U.S. Securities Laws” and “Part Eight – Legal and Regulatory Matters – Legal Matters” of the Registration Statement.

Very truly yours,

Barbosa, Müssnich & Aragão Advogados

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